UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2021

SUSGLOBAL ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-56024	38-4039116
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200 Davenport Road
 Toronto, Ontario, Canada M5R 1J2
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (416) 223-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2021, SusGlobal Energy Corp. (the "Company") entered into a settlement agreement (the "Minutes of Settlement") and mutual release with its former chief executive officer, Gerald Hamaliuk.

As previously disclosed in the Company's periodic reports, the Company has been involved in litigation with Mr. Hamaliuk since September 2020. As previously disclosed, included in accounts payable on the Company's interim condensed consolidated balance sheets for the period ended September 30, 2021, was an amount for unpaid fees to Mr. Hamaliuk in the amount of $310,428 (C$395,500), pending the results of the litigation.

Following the signings of the Minutes of Settlement, the Ontario Superior Court of Justice dismissed the action and counterclaim between the parties on December 9th.

Pursuant to the Minutes of Settlement, the Company agreed to pay Mr. Hamaliuk approximately $275,000 (C$347,500). This payment was made on December 8th.

Pursuant to the Minutes of Settlement, Mr. Hamaliuk agreed to return 2,011,500 shares of the Company's common stock which the Company will cancel.

In addition, pursuant to the Minutes of Settlement, Mr. Hamaliuk released any claim to or interest in 3,300,000 shares of the Company's common stock which Mr. Hamaliuk had pledged as security to Pace Savings and Credit Union Limited ("PACE") in connection with PACE's loans to the Company.

These 3.3 million shares are now being held by the Company's current chief executive officer, Marc Hazout, as security for his personal guarantee of the Company's obligations to PACE and the charge against the Company's leased premises owned by Haute Inc., an Ontario company controlled by Mr. Hazout.

In addition, during the course of the litigation, Mr. Hamaliuk disclosed in August 2021 that he had made a whistleblower complaint to the U.S. Securities and Exchange Commission (the "SEC") in October 2020. This complaint to the SEC was made following the commencement of litigation in September 2020.

The Company has no further information regarding this complaint and has not been contacted by the SEC with regard to this complaint.

In May 2021, the Company received a request letter from the Ontario Securities Commission (the "OSC") asking whether the Company's waste management practices were in non-compliance of Ontario environmental law. The Company submitted a written response to the OSC within two (2) calendar days of the request letter that the Company complies and meets all the specific conditions set out in all existing Environmental Compliance Approvals at its facility as issued and monitored by the Ontario Ministry of the Environment, Conservation and Parks.

The OSC has not requested any further information from the Company, nor has it taken any action against the Company.

The Company believes, although it cannot confirm, that, following Mr. Hamaliuk submitting a complaint to the SEC, the SEC then contacted the OSC.

Pursuant to the Minutes of Settlement, Mr. Hamaliuk agreed to send a letter to both the SEC and the OSC withdrawing his complaint.

The foregoing description of the Minutes of Settlement is a summary and does not purport to be complete and is qualified in its entirety by reference to the text of the Minutes of Settlement filed as Exhibits 10.1.

Exhibit No.	Exhibit
10.1 #	Minutes of Settlement by and between SusGlobal Energy Corp. and Gerald Hamaliuk
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

# Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally copies of omitted schedules to the Securities and Exchange Commission or its staff upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SusGlobal Energy Corp.

Dated: December 14, 2021	By:	/s/ Marc Hazout
Marc Hazout Executive Chairman, President and Chief Executive Officer